Exhibit 10.1

TRANSITIONAL SERVICES AND ADVISORY AGREEMENT

This Transitional Services and Advisory Agreement (this “Agreement”) is entered into between Prateek Kathpal (the “Executive”) and Cerence Inc., a Delaware corporation (the “Company,” and together with the Executive, the “Parties”).

WHEREAS, the Executive currently serves as the Company’s Chief Technology Officer (“CTO”);

WHEREAS, the Executive and the Company entered into the Change of Control and Severance Agreement dated January 6, 2023 (“Severance Agreement”);

WHEREAS, the Executive has elected to resign from employment with the Company effective May 8, 2023 (the “Anticipated Resignation Date”), which is a voluntary resignation for purposes of the Severance Agreement and, therefore, the Executive is not entitled to severance pay, benefits or vesting pursuant to the Severance Agreement or otherwise;

WHEREAS, the Company’s Board of Directors (the “Board”) appreciates the Executive’s past and anticipated future contributions and wishes to make this transition as smooth as possible for the Company;

WHEREAS, the Board has determined that it is in the best interest of the Company for the Executive to be available during the Advisory Period (as defined below) to provide transitional assistance to the Company; and

WHEREAS, the Executive and the Board wish to enter into this Agreement to set forth the terms of the Executive’s continued services to the Company during the Advisory Period.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Transition: Period; Position; Duties.

a.
Period. The Executive’s employment with the Company will continue through the Separation Date (as defined below), at which time it will end. The time period between the date the Executive receives this Agreement and the Separation Date is the “Transition Period”. The Transition Period will continue through the close of business on May 8, 2023 unless (i) the Executive’s employment is terminated earlier (A) by the Company for Cause, (B) due to the Executive’s death or Disability (all as defined in the Severance Agreement), or (C) by the Executive (such actual last day of employment, the “Separation Date”).

b.
Position. During the Transition Period, the Executive shall continue to serve as the Company’s CTO, unless otherwise determined by the Company’s Chief Executive Officer

ACTIVE/122514010.5

(the “CEO”). Any change to the Executive’s duties as set forth herein shall not constitute Good Reason as defined in and for purposes of the Severance Agreement, and the Executive hereby waives the application of Good Reason to his employment through the Separation Date.

c.
Duties. During the Transition Period, the Executive shall continue to report to the CEO and shall have the duties and responsibilities as reasonably determined by the CEO. The Executive will work cooperatively with the Company’s senior leadership team and the finance team during the Transition Period.

2.
Compensation During the Transition Period.

a.
Salary. During the Transition Period, the Company will continue to pay the Executive at his current base salary rate (the “Base Salary”), payable in accordance with the Company’s normal payroll practices, subject to tax withholding under applicable law.

b.
Expenses. The Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by him during the Transition Period in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.

c.
Other Benefits. During the Transition Period, the Executive shall continue to be eligible to participate in or receive benefits under the Company’s health, welfare and fringe benefit plans for employees in effect from time to time, subject to the terms and conditions of such plans.

3.
Ending of Employment Relationship.

a.
The Executive’s employment will end on the Separation Date.

b.
On the Separation Date or promptly thereafter within the period of time mandated by law, the Executive will receive the Accrued Amounts set forth in Section 3(e) of the Severance Agreement: (i) any unpaid base salary due for periods prior to the Separation Date; (ii) accrued and unused vacation, as required under the applicable Company policy; and (iii) all expenses incurred by the Executive in connection with the business of the Company prior to the Separation Date in accordance with the Company’s business expense reimbursement policy. Except as set forth below, the Executive will cease vesting in his outstanding, unvested equity awards on the Separation Date.

c.
On the Separation Date, or earlier if requested by the CEO, the Executive will be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates. Promptly following the Separation Date, the Company shall take all steps necessary or appropriate to remove the Executive from all such positions. During the Advisory Period, the Executive shall execute any documents in reasonable form as may be reasonably requested by the Company to confirm or effectuate any such resignations.

d.
If the Executive’s employment ends prior to the Anticipated Resignation Date, the following terms shall apply: if the Company terminates the Executive’s employment for Cause, or the Executive resigns, the Executive will receive the Accrued Amounts, cease vesting in his equity awards as of the Separation Date and will not be eligible for the Advisory Period. If the Executive’s employment ends due to his death or Disability, the terms of the Severance Agreement will govern with respect to the ending of his employment and he will not be eligible for the Advisory Period. For purposes of clarity, these are the only reasons the Executive’s employment can end before the Anticipated Resignation Date.

4.
Advisory Period.

a.
On the Separation Date, provided that the Executive (i) enters into, does not revoke and complies with this Agreement, and (ii) has complied and continues to comply with any agreement between the Executive and the Company concerning inventions, confidentiality or restrictive covenants ((i) and (ii) together, the “Conditions”), the Executive shall be retained by the Company as an independent contractor, with no break in his service relationship for purposes of continued vesting in the Specified Equity Awards (as defined below) but not for purposes of any other equity awards. The Executive shall continue to serve as an independent contractor of the Company until November 30, 2023, unless the Executive sooner ends the consulting relationship or unless the Company sooner terminates the consulting arrangement for a breach by the Executive of any of the Condition(s) or because the Executive does not timely achieve one or more of the metrics set forth in the transition plan mutually agreed upon in writing by the Executive and the CEO (the period of independent contractor service under this Agreement being the “Advisory Period”).
b.
During the Advisory Period, the Executive shall be available on an as-requested basis to assist with the transition, including the transition plan mutually agreed upon in writing by the Executive and the CEO, and to provide advisory services to the Company (the “Services”). The Executive agrees that, other than authorized in the course of providing the Services, he will not use or disclose any confidential information of the Company or any third party to which the Company owes a duty of confidentiality and he will not engage in any business activities that pose an actual or perceived conflict of interest with the Company. These confidentiality and avoidance of conflict of interest obligations are in addition to, and not in lieu of, the Confidentiality Agreement the Executive agreed to on November 5, 2019 (the “Confidentiality Agreement”) and any other ongoing confidentiality and avoidance of conflict of interest obligations the Executive has to Company. The Executive hereby reaffirms the Confidentiality Agreement and acknowledges and agrees that he shall continue to be subject to the Company’s Insider Trading Policy to the extent applicable.
c.
During the Advisory Period, the Executive shall no longer be an employee of the Company, but shall be retained as an independent contractor and shall have no authority to bind the Company. The Executive shall not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by Company to its employees (except that the last day of the Executive’s participation in the Company’s group medical plan will be the last day of the month in which the Separation Date occurs and, thereafter, the Executive may elect continuation coverage as provided by applicable law which will be entirely at his own expense). The Executive shall bear sole responsibility for all taxes, insurance and benefits relating to the provision of services under this Agreement during the Advisory Period and shall indemnify and hold the Company harmless from and against any liability with respect thereto (it being understood that the Company remains responsible for all such amounts that ordinarily are allocable to the employer with respect to the period of the Executive’s employment with the Company (for example, but not by way of limitation, the employer portion of FICA)).

5.
Compensation for Advisory Services.

d.
Specified Equity Award Vesting. During the Advisory Period, the Executive shall remain eligible to vest in the following “Specified Equity Awards”: the portion of the time-based restricted stock units (“RSUs”) held by the Executive that are scheduled to vest on October 1, 2023 if the Executive remains in a service relationship with the Company through the applicable vesting dates and satisfies the metrics in the transition plan in accordance with the timeline provided therein. The scheduled vesting dates and amounts of the Specified Equity Awards (listed by vesting date) are:

Type	Award Date	Shares	Scheduled Release Date
RSU	11/03/2020	3,469	10/01/2023
RSU	01/18/2022	3,799	10/01/2023
RSU	01/25/2022	1,628	10/01/2023
RSU	12/02/2022	35,961	10/01/2023
	Total	44,857

The Executive’s Services will be a continued service relationship with the Company solely for purposes of the equity award agreements applicable to the Specified Equity Awards and the Company’s 2019 Equity Incentive Plan (as may be amended from time to time, the “Plan”, and, collectively along with all of the Executive’s applicable award agreements, the “Equity Documents”). Notwithstanding anything to the contrary in any equity award agreement, equity incentive plan or otherwise, any portion of any equity award held by the Executive and not included in the definition of Specified Equity Awards (including, without limitation, the Executive’s RSUs and PSUs that are scheduled to vest after the Separation Date) shall cease vesting on the Separation Date. Except as modified herein, the Equity Documents are in full force and effect.

The Executive acknowledges that, without this Agreement, the Executive is otherwise not entitled to continue vesting in the Specified Equity Awards beyond the Separation Date. Except as provided herein, the Executive further acknowledges that he will not receive any equity awards or any other compensation during the Advisory Period.

e.
Metric-Based Advisory Fees. The Executive will be eligible to earn metric-based advisory fees up to an aggregate amount of $250,000 (“Advisory Fees”) based on a transition plan mutually agreed upon in writing by the Executive and the CEO.

6.
General Release of Claims. In consideration for the opportunity to continue the Executive’s employment during the Transition Period and the opportunity to continue his service relationship with the Company during the Advisory Period in order to continue vesting in the Specified Equity Awards and be eligible for the Advisory Fees, to which the Executive acknowledges he would otherwise not be entitled, the Executive voluntarily releases and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, the Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:
•
relating to the Executive’s employment by and termination of employment with the Company;
•
of wrongful discharge or violation of public policy;
•
of breach of contract;
•
of defamation or other torts;
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, M.G.L. c. 151B, and The Massachusetts Civil Rights Act);
•
under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);
•
for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, whether under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, the California Labor Code (as amended), or otherwise;
•
under any the California Fair Employment and Housing Act, the Worker Adjustment and Retraining Notification Act, the California Worker Adjustment and Retraining Notification Act, and/or the Fair Labor Standards Act); and
•
for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release does not release Claims that cannot be released as a matter of law; Claims that arise after the date the Executive signs this Agreement, including Claims for breach of this Agreement (including, but not limited to, with respect to the Executive’s rights under the Specified Equity Award); the Executive’s rights to any vested and nonforfeitable balances in any retirement plan accounts; Claims for indemnification to the extent available under Delaware Law, the Company’s certificate of incorporation, bylaws, or claims for applicable liability insurance coverage, including directors and officers liability coverage (in each case, to the extent provided under such insurance or coverage). This release does not extend to any right the Executive may have to unemployment compensation benefits.

The release of Claims in the Agreement is intended to be effective as a general release and bar to all Claims, including unknown Claims. Accordingly, the Executive expressly waives all rights under Section 1542 of the California Civil Code and any other analogous rule or principle of law. Section 1542 states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Executive acknowledges that he may later discover claims or facts in addition to or different from those which he now knows or believes to exist with regards to the subject matter of the Agreement, and which, if known or suspected at the time of executing the Agreement, may have materially affected its terms. Nevertheless, the Executive waives any and all Claims that might arise as a result of such different or additional claims or facts.

The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into the Agreement, the Executive represents that he has not assigned any Claim to any third party.

7.
Restrictive Covenants.
a.
The Confidentiality Agreement, and all the restrictive covenants contained in this Agreement and the Executive’s applicable equity award agreements, the terms of which are incorporated by reference herein (the “Restrictive Covenants”) shall remain in full force and effect in accordance with their terms, to the extent permitted by applicable law. The Executive acknowledges and agrees that the obligations under the Restrictive Covenants, including, without limitation, with respect to protection and non-disclosure of the Company’s confidential information and assignment of inventions, shall apply during the Executive’s employment relationship and during the Advisory Period. The Executive’s obligations under the Restrictive Covenants together with the obligations under Sections 7 through 11 of this Agreement, shall be referred to as the “Continuing Obligations” and shall survive the termination of the Executive’s employment and the Advisory Period.
b.
As a material term of this Agreement, the Executive agrees that, during the Transition Period and the Advisory Period, he shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the world, engage or otherwise participate in any business that develops, manufactures or markets any products, or performs any services, that are competitive with any of the products or services of the Company or its subsidiaries at the time of the Separation Date.
8.
Return of Company Property. The Executive confirms that on the Separation Date (or sooner or later as may be requested by the Company), the Executive shall return to the Company, without copying, altering or deleting any Company information, all Company property unless instructed to keep same, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. If the Executive is aware of duplicates of files or documents containing Company related information on a non-Company computer or device, the Executive shall provide detailed information to the Company’s General Counsel and wait for instructions with respect to such information. In the event that the Executive discovers that he continues to retain any such property beyond the timeframes set forth in this Section 8, the Executive shall contact the Company’s General Counsel as soon as possible.
9.
Non-Disparagement. Subject to Section 12, the Executive shall refrain from any disparagement, defamation, libel, or slander of the Company, its directors or its employees. The Executive shall direct any inquiries by potential future employers to the Company’s Chief Human Resources Officer. The Company will instruct its senior executives and all members of its Board of Directors to refrain from any disparagement, defamation, libel, or slander of the Executive during their engagement with the Company. Truthful legal testimony or truthful rebuttal of false or misleading statements shall not violate this provision.
10.
Communications Regarding Separation. The Company will issue a formal written announcement and securities filings concerning the Executive’s transition and separation (collectively the “Company Announcement”). The Executive agrees that he will not (without the prior written approval of the CEO) communicate about his transition with anyone until after the Company has made the initial Company Announcement; provided that the Executive may communicate with his tax advisors, attorneys, and family members about his transition before the initial Company Announcement; provided further that the Executive first advises such persons not to reveal information about the Executive’s transition and separation and each such person agrees. Once the Company has announced the Executive’s transition, the Executive agrees to limit any communications regarding his transition to statements that are consistent with the Company Announcement.
11.
Future Cooperation. The Executive agrees to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) including in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes the Executive may have knowledge or information; (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information; and (iii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). The Executive further agrees to make himself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this Section 11 to require the Executive to make himself available to an extent that would interfere with full-time employment or other responsibilities that he may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls the Executive as a witness. The Company shall reimburse the Executive for any reasonable travel expenses that he incurs due to his performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.
12.
Protected Disclosures. Nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. Nothing in this Agreement prevents any person from discussing or disclosing information about unlawful acts in the workplace such as harassment or discrimination or any other conduct that such person believes to be unlawful.

In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Continuing Obligations for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.
Legally Binding. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, that he has consulted with his attorney prior to signing this Agreement, that he has carefully read and fully understands all of the provisions of this Agreement and that the Executive is voluntarily entering into this Agreement.
14.
Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
15.
Remedies. If the Company determines in its reasonable good faith discretion that the Executive breached any of his obligations under this Agreement (including any of the Continuing Obligations), either during his employment with the Company or thereafter or if the Company discovers information after the Effective Date of this Agreement that, if it had been discovered during the Executive’s employment, it would have provided a basis for the Company to terminate the Executive’s employment for Cause (as that term is defined in the Severance Agreement), in addition to any other legal or equitable remedies the Company may have, the Company shall have the right to terminate this Agreement and claw back the Advisory Fees as well as post-Separation Date vesting of the Specified Equity Awards. The termination and/or claw back of such Advisory Fees and a portion of the Specified Equity Awards in the event of Executive’s breach or for Cause conduct will not limit the Company’s other remedies and will not affect the Executive’s Continuing Obligations under this Agreement. The Executive further agrees that it may be difficult to measure any harm caused to the Company that might result from any breach by the Executive of the Continuing Obligations and that in any event money damages may be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if he breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach, and to other damages as allowable by law.
16.
Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement or the Continuing Obligations) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
17.
Entire Agreement. This Agreement, together with the provisions incorporated by reference, constitutes the entire agreement between the Executive and the Company concerning the Executive’s relationship with the Company and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company, including the offer letter by and between the Company and the Executive and the Severance Agreement (except to the extent certain definitions thereunder are used herein). Notwithstanding the foregoing, for the avoidance of doubt, this Agreement shall not supersede or replace the Confidentiality Agreement, the Equity Documents (as modified herein), any rights to indemnification and the parties’ agreed upon terms with respect to metrics-based Advisory Fees, of all which shall remain in full force and effect, subject to the terms of this Agreement. This Agreement is binding on the Company’s successors and assigns. In signing this Agreement, the Executive acknowledges and agrees that he is not relying upon any promises or representations made by anyone at or on behalf of the Company except as otherwise set forth in this Agreement.
18.
Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
19.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
20.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and (i) delivered in person, (ii) sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board or (iii) sent by email to the Executive’s Company email address or, in the case of the Company, to the General Counsel’s email address with a copy to Jennifer Fay at Goodwin Procter LLP (JFay@goodwinlaw.com).

21.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
22.
Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.
23.
Effective Date. To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement. This Agreement shall become effective upon execution by both parties and the date of the last signature shall be the “Effective Date”.
24.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Electronic and pdf signatures shall be deemed to have the same legal effect as originals.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement effective as of the Effective Date.

CERENCE INC.

By: /s/ Stefan Ortmanns	April 16, 2023
Stefan Ortmanns	Date
Chief Executive Officer

EXECUTIVE

/s/ Prateek Kathpal	April 15, 2023
Prateek Kathpal	Date